CERTIFICATION


             I ACKNOWLEDGE THAT THIS SECURITY IS NOT A DEPOSIT OR ACCOUNT AND IS NOT FEDERALLY INSURED, AND IS NOT GUARANTEED BY COMMUNITY BANK OF CENTRAL TEXAS, ssb, OR BY THE FEDERAL GOVERNMENT.

         If  anyone   asserts  that  this  security  is  federally   insured  or
guaranteed, or is as safe as an insured deposit, I should call the FDIC Regional Director, [________________________] ([___]) [___-____].

             I further certify that, before purchasing the common stock, par value $0.01 per share of CBCT Bancshares, Inc., the proposed holding company for Community Bank of Central Texas, ssb (the "Bank"), I received a prospectus dated ___________, 2000 (the "Prospectus").

             The Prospectus that I received contains disclosure concerning the nature of the security being offered and describes the risks involved in the investment, including, but not limited to: vulnerability to changes in interest rates; decreased return on average equity and increased expenses immediately after conversion; competition; geographical concentration of loans; certain anti-takeover provisions; voting control of shares by the board, management and employee plans; low return of equity and low net interest margin; ESOP compensation expense; absence of active market for common stock; risk of delayed offering; dilutive effect of restricted stock plan and stock options; and restrictions on repurchase of shares.

             For a more detailed description of the risks involved in the offering, see "Risk Factors" at pages __ through __ of the Prospectus.

             In addition, the articles of incorporation of the Company requires a vote of 80% of stockholders to remove directors, to approve certain business combinations or to amend the certificate of incorporation, which may have the effect of discouraging a future takeover attempt of the Company. For additional information, see pages ___ through ___ of the Prospectus.



NOTE:       If the stock is to be held jointly,
            both parties must sign.

Signature:



Signature:


Date: